Medistem Announces License Modification – To Receive $1.7 Million of Cash and Stock
Transaction Provides Immediate Cash to Fuel Development of Menstrual Blood Derived ERC Stem Cells

SAN DIEGO, CA and PHOENIX, AZ--(MARKET WIRE)--September 7, 2008 -- Medistem Inc. (OTC BB: MEDS.OB - News) announced today that it has modified an existing license agreement with the Institute for Cellular Medicine (ICM).

Under the modified agreement, Medistem will receive $1,000,000 cash and the return of 560,000 shares of Medistem common stock (valued at $700,000 based on the closing price on the date of the transaction).  In exchange, the territory of the license agreement is expanded, Medistem will no longer receive an ongoing royalty stream from ICM, and all existing loans and royalties due from ICM are satisfied.  Medistem estimates that the value of the consideration received exceeds the value of existing amounts due by over $900,000.  Since the inception of its license agreement in 2005, Medistem has earned approximately $507,000 in licensing revenues from ICM.  ICM is controlled by Medistem’s Chairman of the Board and majority stockholder.

Steve Rivers, CFO, commented, “Our previous relationship with ICM was success-based, and therefore presented economic uncertainty.  The new agreement provides us immediate liquidity and reduces our dependence on revenue streams that are beyond our control.”

“Our proprietary menstrual blood derived stem cell, the endometrial regenerative cell (ERC), was recently demonstrated to have potential to treat critical limb ischemia, an advanced form of peripheral vascular disease responsible for more than 100,000 amputations per year,”  said Thomas Ichim, CEO.  “The liquidity provided by this agreement will accelerate our developmental plans and anticipated IND filing for our lead candidate.”

A recently published peer-reviewed academic paper http://www.translational-medicine.com/content/6/1/45 supporting the use of the company’s lead candidate for critical limb ischemia was co-authored by Medistem and an internationally renowned team of collaborators.

About Medistem Inc.
Medistem Inc. is a biotechnology company founded to develop and commercialize technologies related to adult stem cell extraction, manipulation, and use for treating inflammatory and degenerative diseases. The company's lead product, the endometrial regenerative cell (ERC), is a "universal donor" stem cell derived from the menstrual blood that possesses the ability to differentiate into nine tissue types, produce large quantities of growth factors, and a large proliferative capacity. A peer reviewed publication describing this novel cell type may be found at http://www.translational-medicine.com/content/5/1/57. The company is currently focusing on use of endometrial regenerative cells for treatment of critical limb ischemia, an advanced form of peripheral artery disease.

Cautionary Statement

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of our securities. This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Factors which may cause actual results to differ from our forward-looking statements are discussed in our Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission.

Contact:

For further information on Medistem Inc., please visit http://www.medisteminc.com or contact:

     Thomas Ichim, PhD
     CEO
     9255 Towne Center Drive
     Suite 450
     San Diego, CA 92122
     1-877-ERC-STEM